                                                                   Exhibit 2.17

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "AGREEMENT") is made and entered into as of January 5, 2000, by and between Lone Star Cellular, Inc., a Nevada corporation (the "SELLER"), PCM, Inc., a New Jersey corporation ("MANAGER"), and Dobson Cellular Systems, Inc., an Oklahoma corporation (the "BUYER").

                                   BACKGROUND

           A. Seller owns a cellular telephone system and business in the Texas Rural Statistical Area 9, Market No. 660A (the "SYSTEM"). Manager performs management services relating to the System for Seller pursuant to a Management Agreement between Seller and Manager dated as of May 13, 1991, as amended (as so amended, the "MANAGEMENT AGREEMENT").

           B. Seller and Manager desire to sell, transfer, set over and deliver to Buyer, and Buyer desires to purchase and accept from Seller and Manager, the Purchased Assets (as defined herein), subject to the Assumed Liabilities (as defined herein), on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                                    AGREEMENT

SECTION 1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

         "Accountants" has the meaning set forth in Section 2.5.

         "Additional Buyer Requested Cap-Ex" has the meaning set forth in
Section 5.2(d).

         "Affiliate" of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreement" has the meaning set forth in the preamble, and shall include all Schedules and Exhibits.

         "Allocation" shall have the meaning set forth in Section 2.6.

         "Assumed Liabilities" refers to, collectively, the following liabilities, commitments and obligations of Seller and Manager related to, or incurred in connection with, the System, to the extent not previously performed or discharged as of the Closing: (a) those current liabilities, commitments and obligations listed, described or reserved for on the Interim Balance Sheet or incurred between the Interim Balance Sheet Date and the Closing Date in the ordinary course of business, consistent with past practice, that have not been or will not be satisfied or discharged on or prior to the Closing Date, including, without limitation, trade accounts payable and accrued expenses, all of which shall be included as Current Liabilities in the Working Capital, (b) all obligations of Seller and Manager which accrue and are to be performed from and after the Closing under those Licenses, Permits and Contracts either set forth on SCHEDULE 3.8,
3.11 OR 3.14 or those agreements of a non-material nature which constitute Purchased Assets but are not required by this Agreement to be disclosed on
SCHEDULE 3.8, 3.11 OR 3.14, in each case except to the extent such Licenses, Permits and Contracts are listed on Schedule 1.2 as Excluded Assets, (c) certain Employee Costs for Transferred Employees as specifically set forth in
Section 6.4, (d) arising in connection with any matters set forth on Schedule 1.1, (e) Costs of Remediation under any Environmental Law (subject to the provisions of Section 5.2(b) hereof), and (f) for products liability claims for products sold by Seller before Closing.

         "Assumption Agreement" refers to the Assumption Agreement to be executed at Closing by Buyer, substantially in the form of EXHIBIT B hereto.

         "Bill of Sale" refers to the Bill of Sale to be executed at Closing by Seller and Manager, substantially in the form of EXHIBIT C hereto.

         "Base Rate" shall have the meaning set forth in Section 2.5.

         "Business Day" refers to a day, other than a Saturday or a Sunday, on which commercial banks are not required to be open or authorized to close in the City of Chicago.

         "Buyer Cap-Ex" has the meaning set forth in Section 5.2(d).

         "Buyer Indemnified Group" has the meaning set forth in Section 10.1.

         "Buyer's Estimate" shall have the meaning set forth in Section
2.4(b).

         "Cap-Ex Amount" means the amount of capital expenditures (including capitalized lease obligations), as determined using GAAP, incurred and paid in cash (whether funded with debt or operating cash flow, provided, that if capital expenditures are funded with debt, Cap-Ex Amount shall include any interest accrued from the date of incurrence of such debt through the Closing
Date) by Seller, whether prior to, on or subsequent to the date hereof through 12:01 a.m. on the Closing Date, in connection with or related to the digital build-out of the System, including, without limitation amounts incurred or paid pursuant to that certain General Agreement for Purchase of Cellular Systems dated as of September 15, 1999 between Seller and Lucent Technologies, Inc. and amounts incurred or paid pursuant to agreements with other vendors in connection with or related to such digital build-out, provided, however, that the Cap-Ex Amount shall not in any event exceed $5,000,000.

         "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrant, option or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

         "Cell Site" has the meaning set forth in Section 3.11.

         "Closing" has the meaning set forth in Section 2.7.

         "Closing Date" has the meaning set forth in Section 2.7.

         "Closing Escrow Agreement" has the meaning set forth in Section
2.3(c).

         "Code" refers to the Internal Revenue Code of 1986, as amended, and the rules, regulations, orders, policies and procedures promulgated thereunder.

         "Communications Act" shall mean the Communications Act of 1934, as amended, and the rules, regulations, orders, policies and procedures promulgated thereunder.

         "Confidentiality Agreement" has the meaning set forth in Section 5.2.

         "Contracts" shall mean all Leases, contracts, agreements, options and other rights and obligations, whether written or oral, related to the System and held or owned by the Seller or Manager on the Closing Date, which are listed on SCHEDULES 3.8 and 3.14.

         "Costs of Remediation" refers to all out-of-pocket costs arising out of or related to the presence of any Hazardous Materials existing as of the Closing Date at any of the Leased Real Property, including, without limitation, fees for services of attorneys, consultants, contractors, experts and laboratories, and all other out-of-pocket costs, incurred in connection with investigation, characterization, remediation or mitigation thereof.

         "Current Assets" shall have the meaning as set forth in the definition of Working Capital.

         "Current Liabilities" shall have the meaning as set forth in the definition of Working Capital.

         "Damages" refers to, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any losses, claims, Taxes, damages, liabilities, deficiencies, obligations, judgments, settlements (including, without limitation, settlements with federal, state and local governmental entities), costs and expenses (whether or not arising out of third party claims), including without limitation interest and penalties, costs of investigation and reasonable attorneys' fees and disbursements; excluding, however, all punitive, consequential and special damages.

         "Deposit" has the meaning set forth in Section 2.3.

         "Deposit Escrow Agreement" has the meaning set forth in Section
2.3(a).

         "Dispute Notice" has the meaning set forth in Section 2.5.

         "Disputed Items" shall have the meaning set forth in Section 2.5.

         "Employee Benefit Plan" refers to an Employee Pension Benefit Plan, Employee Welfare Benefit Plan (where no distinction is required by the context in which the term is used), or any compensation plan, incentive plan (whether or not stock related), bonus plan or fringe benefit plan.

         "Employee Costs" refers to all costs of Seller or Manager incurred in connection with the System Employees, including, without limitation, any obligation for wages, commissions, severance, vacation and holiday pay, sick pay, bonuses, retiree or employee medical benefits, obligations to employees under COBRA and other health insurance obligations, other benefits due employees under Employee Welfare Benefit Plans or Employee Pension Benefit Plans, or any obligation under any employment agreement or employment-at-will relationship.

         "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

         "Enforceability Exceptions" has the meaning set forth in Section 3.1.

         "Environmental Laws" refers to, as of the date hereof, any existing federal, state or local statute, regulation or ordinance or any existing judicial or administrative decree or decision with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of
Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered Sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq., "CERCLA"); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq., "RCRA")); (c) the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801 et seq., "HMTA"); (d) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq., "TSCA"); (e) the Clean Water Act (33 U.S.C.
Section 1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C.
Section 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. Section 349; 42 U.S.C. Section 201 and Section 300 et seq.); (h) the National Environmental Policy Act of 1969 (42 U.S.C. Section 4321); (i) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered Section of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C., "SARA"); and (j) Title III of the Superfund Amendments and Reauthorization Act (42 U.S.C. Section 1101 et seq.).

         "ERISA" refers to the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each trade or business (whether or not incorporated) which is, or was at any relevant time, treated as a single employer with the Seller pursuant to Section 4001(b) of ERISA.

         "Escrow Agent" has the meaning set forth in Section 2.3(a).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" refers to, collectively, (a) any cash, cash equivalents or marketable securities of the Seller (including for this purpose all collected funds and items in the process of collection received in bank accounts associated with Seller through 12:01 a.m., Central Time, on the Closing Date), (b) any rights of the Seller to any Tax refund with respect to periods prior to the Closing Date, (c) any accounts receivable or notes receivable of Seller as to which the account debtor is any Affiliate thereof, (d) any assets of any Employee Benefit Plan maintained by Seller or Manager, (e) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to Seller or any of its Affiliates and any rights of Seller or any of its Affiliates under such insurance policy or contract, other than rights under such insurance policies or contracts with respect to any Assumed Liability or any casualty affecting any of the Purchased Assets, (f) any rights of Seller under this Agreement or under any other agreement between Seller and Buyer, (g) any assets, properties or rights of Seller listed on SCHEDULE 1.2 and any assets, properties or rights of Manager that are used in the System but are not dedicated exclusively to Seller or the System, including, without limitation, those identified on SCHEDULE 1.2, (h) all past, present or future claims, chooses in action and rights or actions by Seller against third parties relating to any Excluded Asset or any Excluded Liability, (i) corporate minute books and stock records of Seller and (j) any books, records and information related to any of the Excluded Assets or Excluded Liabilities.

         "Excluded Liabilities" has the meaning set forth in Section 2.2.

         "FCC" shall mean the United States Federal Communications Commission.

         "FCC Counsel" has the meaning set forth in Section 8.5.

         "FCC License" means the license issued by the FCC, call sign KNKN457, to operate a cellular system in the RSA, and any amendments or modifications thereto.

         "Final Approval" means an action of the FCC granting its consent to the assignment of the FCC License without conditions which in the aggregate would have a Material Adverse Effect, and which action has become a Final Order.

         "Final Order" means any action of the FCC or any other Governmental Authority with jurisdiction over Seller, the Licenses or any of the Purchased Assets which is not reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending, and as to which the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's or other Governmental Authority's own motion, has expired.

         "Final Statement" has the meaning set forth in Section 2.5.

         "GAAP" refers to generally accepted accounting principles of the United States, as in effect from time to time.

         "Governmental Authority" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, commission or regulatory or administrative authority or instrumentality.

         "Hazardous Materials" refers to each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include:

                  (a) "hazardous substances" as defined in CERCLA, SARA, or Title III of the Superfund Amendments and Reauthorization Act, each as amended to date, and regulations promulgated thereunder;

                  (b) "hazardous waste" as defined in RCRA and regulations promulgated thereunder;

                  (c) "hazardous materials" as defined in the HMTA, as amended to date, and regulations promulgated thereunder; and

                  (d) "chemical substance or mixture" as defined in the TSCA, as amended to date, and regulations promulgated thereunder.

         "HSR Act" refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HSR Filing" shall have the meaning set forth in Section 6.1.

         "HSR Termination" is defined in Section 7.5.

         "Inventories" shall mean, with respect to the System, all cellular telephone and other phone units, and related components, spare parts and accessories owned by Seller and maintained in inventory, outside warehouses, by third parties on a consignment basis or in transit or on order on the Closing Date.

         "IRS" refers to the Internal Revenue Service of the United States Department of the Treasury.

         "Knowledge", as applied to Seller refers to the actual knowledge of those persons listed on SCHEDULE 1.3 hereto.

         "Leased Real Property" has the meaning set forth in Section 3.8(b).

         "Leases" has the meaning set forth in Section 3.8(b).

         "Licenses" shall mean all licenses, permits, grants, certificates or other authorizations from the FCC, Federal Aviation Administration, public utility commissions, public service commissions and any other regulatory agencies, if any, issued in connection with the System on or before the Closing Date, and all applications and construction permits related thereto, including, without limitation, the Licenses identified on SCHEDULE 3.11 hereto.

         "Lien" or "Liens" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, right of first offer, put or call right, easement, servitude, transfer restriction under any stockholder or similar agreement, or encumbrance of every kind.

         "Management Agreement" has the meaning set forth in the Background.

         "Manager" means PCM, Inc., a New Jersey corporation.

         "Material Adverse Change" means a change or set of circumstances or conditions that has had or is reasonably likely to result in a Material Adverse Effect.

         "Material Adverse Effect" refers to a material adverse effect with respect to the business, assets, properties, operations or financial condition of Seller, taken as a whole.

         "Monthly Financial Statements" shall have the meaning set forth in
Section 6.7.

         "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

         "Negative Working Capital Amount" shall have the meaning set forth in Section 2.5(c).

         "Permits" refers to any permit, approval, authorization, license, variance, or permission required by a governmental authority, including zoning commissions, under any applicable laws other than the Licenses.

         "Permitted Exceptions" refers to: (i) the matters disclosed by or that would be disclosed by any accurate surveys of the Leased Real Property,
(ii) those matters set forth or that would be set forth as title exceptions in title insurance commitments with respect to the Leased Real Property,
(iii) liens for Taxes not yet delinquent and for which Buyer is receiving a credit at Closing as a Current Liability in the Working Capital and (iv) such other minor imperfections of title which will not in the aggregate materially interfere with the use of the Leased Real Property as it is currently being used.

         "Permitted Liens" means (i) any Lien for taxes and assessments not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established on the books of Seller and are taken into account in determining the amount of Current Liabilities, (ii) any Lien arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business, (iii) as to leaseholds, interests of the lessors thereof under the applicable Lease and Liens affecting the interest of such lessors, (iv) any Lien affecting real property that does not materially interfere with the use by Seller of the property subject thereto or affected thereby (including any easements, rights of way, restrictions, installations or public utilities, minor title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar liens), and (iv) any Lien set forth on SCHEDULE 1.4.

         "Person" refers to any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof.

         "Preliminary Grant" means an action by the FCC and other applicable state regulatory authority consenting to or authorizing the transfer of control of the Licenses to Buyer, which action has not yet become a Final Order.

         "Preliminary Statement" has the meaning set forth in Section 2.4(b).

         "Proratable Items"  has the meaning set forth in Section 2.3

         "Purchased Assets" refers to all the business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, which are owned by Seller and used in, held for use by, or related to the System, including Seller's rights under leases of what would otherwise be Purchased Assets, or owned or leased by Manager, as nominee or agent for Seller, and dedicated exclusively to the operation of the System, but excluding all Excluded Assets, as the same may exist on the Closing Date, including, without limitation, the following:

                  (a) all Inventories, machinery, equipment, vehicles, fixed assets, test equipment, computers, vehicles, furniture, fixtures, office materials and other tangible personal property related to or used in connection with the operation of the System including, without limitation, any transmitters/receivers, towers and antennas, switching equipment, computer hardware and software and all other installed items, and all spare parts, accessories, supplies thereto, and all items listed on SCHEDULE 3.9;

                  (b) all accounts receivable and notes receivable and other claims for money or other obligations due to Seller arising out of the System;

                  (c) all of the Technology;

                  (d) all right, title and interest in, to and under all Contracts and Leases, subject in each case to the terms of such Contracts and Leases;

                  (e) all books and records of the System, including books and records and databases related to inventory, purchasing, accounting, sales, maintenance, repairs, marketing, banking, personnel files for Transferred Employees and all files, customer and supplier lists, records, literature and correspondence;

                  (f) the FCC License;

                  (g) to the extent legally assignable, all other Licenses and Permits;

                  (h) to the extent any of the following relate to any Assumed Liability or any of the Purchased Assets: all past, present or future claims, refunds (excluding Tax refunds with respect to periods prior to the Closing Date), causes of action, rights of recovery, defenses, rights of setoff and rights of recoupment, including all rights of Seller under any property, casualty, workers' compensation or other insurance policy or related insurance services contract;

                  (i) all deposits and prepaid expenses of Seller or Manager, but only to the extent they relate to any Assumed Liability or any of the Purchased Assets, and provided that Seller shall be entitled to a credit for such deposits and prepaid expenses as a Current Asset in the Working Capital;

                  (j) any other tangible assets of Seller which are used in the System and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by, or of value to, the System;

                  (k) the right to receive and retain mail, payments relating to accounts receivable and other communications, provided that Seller shall be entitled to a credit for the related accounts receivable as a Current Asset in the Working Capital;

                  (l) the right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing, provided that Seller shall be entitled to a credit for the same as a Current Asset in the Working Capital; and

                  (m) all goodwill associated with the business of the System.

         "Release" refers to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, or disposing into the environment.

         "Schedules" refers to, collectively, the various Schedules and Exhibits attached to this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "SEC" refers to the United States Securities and Exchange Commission.

         "Seller " has the meaning set forth in the preamble.

         "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which at least 50% of the total voting power is held by such first named person or any of its Subsidiaries and such first named Person or any of its Subsidiaries has the power to direct the management, policies and affairs thereof; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

         "Support Documents" shall have the meaning set forth in Section
2.4(b).

         "System" has the meaning set forth in the Background.

         "System Employee" means any employee of Manager who, pursuant to the terms of the Management Agreement, is currently dedicated exclusively to the business, operation or maintenance of the System, all of which System Employees are identified on SCHEDULE 1.5 attached hereto.

         "Tax Return" refers to any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

         "Taxes" or "Tax" refers to all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, telecommunications, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, whether disputed or not.

         "Technology" refers to all patents, trademarks, servicemarks, trade names and copyrights, and all registrations and pending applications for registration therefor, computer software, technology, inventions, know-how and trade secrets owned by or licensed to Seller or licensed or franchised or used in the conduct of the System and operations thereof other than Excluded Assets.

         "Transition Services Agreement" is defined in Section 6.6.

         "WARN" means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. 2101 et seq.

         "Working Capital" as of the Closing Date shall be equal to the difference between: (a) the Current Assets and (b) the Current Liabilities.

         As used herein, the term "Current Assets" shall mean the sum of all of Seller's accounts and notes receivable, Inventories which will reasonably be expected based on past practices to be consumed in the normal course of business within six months after the Closing, reflected at net book value, and prepaid expenses, but only to the extent the foregoing items constitute Purchased Assets, determined as of 12:01 a.m. on the Closing Date in accordance with GAAP, subject to the following modification:

         (1) Accounts receivable for purposes of the Working Capital shall be valued as follows:

               (a) 100% of the face amount for accounts receivable which are 30 days or less past due;

               (b) 90% of the face amount for accounts receivable which are 31 days or more and 60 days or less past due;

               (c) 60% of the face amount for accounts receivable which are 61 days or more and 90 days or less past due;

               (d) 35% of the face amount for accounts receivable which are 91 days or more and 120 days or less past due; and

               (e) 0% of the face amount for accounts receivable which are 121 days or more past due.

                  Notwithstanding the foregoing, to the extent that any such accounts are in dispute at the time of the Closing Date, the disputed portion of such receivables shall be valued at 35% of the face amount and the undisputed portion shall be valued in accordance with the applicable provisions of this entire clause (1).

     As used herein, the term "Current Liabilities" shall mean the sum of all of Seller's subscriber deposits received, trade accounts payable and accrued expenses incurred in the normal course of business, and deferred revenues, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

         "Working Capital Deficiency" shall have the meaning set forth in
Section 2.5.

         "Working Capital Excess" shall have the meaning set forth in Section
2.5.

SECTION 2.  BASIC TRANSACTION.

         2.1 PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Buyer, all of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens. In addition, Manager shall sell, transfer, assign, convey and deliver to Buyer any Purchased Assets in the possession of Manager or in which Manager is in title, provided, however, that it is acknowledged that such Purchased Assets are held by Manager as agent/nominee pursuant to the Management Agreement and Manager is not entitled to compensation or remuneration from Buyer with respect thereto.

         2.2 ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to perform and discharge the Assumed Liabilities. Buyer shall not be liable for any liabilities, debts, contracts, agreements, or other obligations of Seller or Manager of any nature whatsoever other than the Assumed Liabilities (such other liabilities, debts, contracts, agreements or obligations of Seller and Manager other than the Assumed Liabilities being referred to as the "EXCLUDED LIABILITIES"); without limitation of the foregoing, the Excluded Liabilities shall be deemed to include any liability of Seller or Manager (i) for unpaid Taxes for periods ending on or prior to the Closing or for Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, (ii) for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby except as otherwise expressly provided in this Agreement, (iii) under any Employee Benefits Plans, (iv) for borrowed money, except as expressly provided in connection with the Cap-Ex Amount, or (v) under this Agreement.

         2.3  PURCHASE PRICE.

                  (a) The purchase price (the "PURCHASE PRICE") for the Purchased Assets and the Assumed Liabilities shall be the sum of: (a) One Hundred and twenty-five Million Dollars ($125,000,000) (the "BASE AMOUNT"), PLUS (b) the Working Capital as of the Closing Date PLUS (c) the Cap-Ex Amount, plus or minus the amount of any proratable items of the Seller, including Seller's share of rent, property taxes (based solely and without further adjustment or reproration on 103% of the most recent invoices or assessments received by Seller in connection with such taxes), license fees (including pre-paid license fees), customer prepayments, prepaid advertising charges, prepaid rent, accrued revenue relating to the provision of phone services which are unbilled as of the Closing Date and prepaid insurance policies to the extent expressly assumed by Buyer, to the extent such items are proratable, and only to the extent such items are not otherwise included in Working Capital or the Cap-Ex Amount, all determined in accordance with GAAP as of the close of business on the date immediately preceding the Closing Date ("Proratable Items"). The Purchase Price shall be paid as follows: (a) Buyer shall deliver by wire transfer of immediately available funds an amount equal to Ten Million Dollars $10,000,000 (the "DEPOSIT") to an escrow account with Chase Manhattan Trust Company (the "Escrow Agent") simultaneous with the execution hereof and pursuant to the terms of an Escrow Agreement (the "DEPOSIT ESCROW AGREEMENT") by and among Buyer, Seller and the Escrow Agent, the form of which is attached hereto as Exhibit A, and
         (b) on the Closing Date, Buyer shall deliver to Seller by wire transfer of immediately available funds: (i) an amount equal to the difference between the Base Amount and the Deposit, minus the Closing Escrow Amount (as defined below), PLUS (ii) the amount of Working Capital and Cap-Ex Amount, if any, determined pursuant to Section 2.4, plus or minus (iii) the Proratable Items, if any, determined pursuant to this
         Section 2.3(a) and Section 2.4.

                  (b) At Closing, the Escrow Agent shall deliver by wire transfer of immediately available funds the Deposit to Seller and any accrued interest on the Deposit to Buyer. If the Closing does not occur as a result of Seller's termination of the

         Agreement pursuant to Section 9.1(c), then, subject to the terms of the Deposit Escrow Agreement, the Escrow Agent shall deliver the Deposit to Seller and any accrued interest on the Deposit to Buyer.

                  (c) Buyer shall deliver to the Escrow Agent $5,000,000 (the "CLOSING ESCROW AMOUNT"), which Closing Escrow Amount shall be held, administered and released by the Escrow Agent pursuant to the terms of a certain closing escrow agreement, the form of which is attached hereto as EXHIBIT D (the "CLOSING ESCROW AGREEMENT").

         2.4  WORKING CAPITAL.

                  (a) In the event that the Working Capital plus Cap-Ex Amount plus Proratable Items as of the Closing Date exceeds zero, Seller shall be entitled to the amount of such excess. In the event that the Working Capital plus Cap-Ex Amount plus Proratable Items as of the Closing Date is negative, Buyer shall be entitled to the amount of such deficit.

                  (b) As soon as practicable but no later than five (5) days before the scheduled Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth Seller's good-faith estimate of the Working Capital, Cap-Ex Amount and Proratable Items as of the Closing Date ("PRELIMINARY STATEMENT"), which shall be certified by Seller and the Manager to have been prepared in good faith and in accordance with the principles described in the definitions of "Working Capital" and "Cap-Ex Amount" and "Proratable Items." In conjunction with the preparation of the Preliminary Statement, Buyer and its representatives shall be entitled to review all work papers, schedules and other supporting materials ("SUPPORT DOCUMENTS"), and consult with Seller and Manager and their representatives regarding the methods used to calculate the Working Capital, Cap-Ex Amount and Proratable Items. After the delivery of the Preliminary Statement and prior to the Closing, Buyer and Seller shall attempt to resolve any disputes between Buyer and Seller with respect to the Preliminary Statement. Prior to Closing, Buyer shall advise Seller in writing as to any dispute Buyer has with the Preliminary Statement and provide Seller with Buyer's calculation of the Working Capital, Cap-Ex Amount and Proratable Items, accompanied by a certificate signed by the President or Chief Financial Officer of Buyer certifying that Buyer's calculation was made in good faith and in accordance with the principles described in the definitions of "Working Capital", "Cap-Ex Amount" and "Proratable Items" and shall be accompanied by Support Documents, to the extent the same is available to Buyer ("BUYER'S ESTIMATE"). In the event Buyer's Estimate is less than $100,000 less than the Preliminary Statement, the Closing shall proceed based upon the Preliminary Statement. In the event Buyer's Estimate is more than $100,000 less than the Preliminary Statement, then the mid-point between the Preliminary Statement and Buyer's Estimate shall be used as the Preliminary Statement for purposes of Closing.

                  (c) Any Working Capital, Cap-Ex Amount and Proratable Items as determined pursuant to Section 2.4(b) in excess of zero shall be paid at Closing, to Seller, by Buyer, by wire transfer of immediately available funds to an account or accounts designated by Seller or Seller's representative. In the event the Working Capital plus Cap-Ex Amount plus Proratable Items as determined pursuant to Section 2.4(b) is negative ("NEGATIVE WORKING CAPITAL AMOUNT"), Seller shall either: (i) pay such Negative Working Capital Amount to Buyer at Closing by wire transfer of immediately available funds to an account or accounts designated by Buyer or its representative; or (ii) authorize a reduction in the Base Amount equal to the Negative Working Capital Amount.

         2.5 POST-CLOSING ADJUSTMENT. As promptly as practicable, but in no event later than ninety (90) days after the Closing, Seller shall deliver to Buyer a statement setting forth the Working Capital, Cap-Ex Amount and Proratable Items as of the Closing Date ("FINAL STATEMENT"), which shall be certified by the Seller to have been prepared in good faith and in accordance with the principles described in the definitions of "Working Capital", "Cap-Ex Amount" and "Proratable Items." Buyer and its representatives shall be entitled to review all Support Documents, and consult with Seller and its representatives regarding the methods used to calculate the Working Capital, Cap-Ex Amount and Proratable Items. Within thirty (30) days after receipt of the Final Statement, Buyer shall notify Seller in writing (the "Dispute Notice") of any dispute as to the Final Statement or any supporting documentation furnished in connection therewith. The parties shall provide one another with such additional information relating to the Final Statement as each party shall reasonably request. Within thirty (30) days after delivery of the Dispute Notice, if any, Seller and Buyer shall attempt to resolve such dispute in good faith, and if the parties cannot agree within forty-five (45) days after delivery of the Dispute Notice such dispute shall be resolved by a nationally known independent firm of certified public accountants (the "Accountants"), jointly chosen by Seller and Buyer. If Seller and Buyer are unable to agree upon the Accountants, the Accountants shall be selected by lot from a list of three "Big Five" accounting firms (but excluding any firm which has previously audited the financial statements of Seller or Buyer or any Affiliate). Promptly, but not later than thirty
(30) days after the acceptance of its appointment, the Accountants will determine (based solely on presentations by the Seller and Buyer to the Accountants and not by independent review) only those items in dispute ("DISPUTED ITEMS") and will render a report as to its resolution of such Disputed Items and the resulting calculation of the Disputed Items, which are the subject of the Dispute Notice. In resolving any Disputed Item, the Accountants may not assign a value to such Disputed Item greater than the greatest value for such Disputed Item claimed by either party or less than the lowest value for such Disputed Item claimed by either party, in each case as presented to the Accountants. The written decision of the Accountants shall be final and binding on the parties hereto and shall not be subject to dispute or review. Any fees or expenses payable to the Accountants shall be shared equally between Seller and Buyer. If the Working Capital, Cap-Ex Amount and Proratable Items as finally determined exceeds the amounts paid to Seller at Closing pursuant to the Preliminary Statement ("WORKING CAPITAL EXCESS"), then within ten (10) days after the final determination of the Working Capital Excess, Buyer shall pay by wire transfer of immediately available funds to an account or accounts designated by Seller or its representative: (i) such Working Capital Excess, PLUS (ii) interest accrued thereon from the Closing Date through the date of payment of such Working Capital Excess, at a rate equal to the corporate base rate of interest announced to be in effect from time to time by Bank One ("BASE RATE"). If the Working Capital, Cap-Ex Amount and Proratable Items as finally determined is less than the amounts paid to Seller at Closing pursuant to the Preliminary Statement ("WORKING

CAPITAL DEFICIENCY"), then within ten (10) days after the final determination of the Working Capital Deficiency, Seller shall pay to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer:
(i) such Working Capital Deficiency, PLUS (ii) interest accrued thereon from the Closing Date through the date of payment of such Working Capital Deficiency at a rate equal to the Base Rate.

         2.6 ALLOCATION. At least five (5) Business Days prior to the Closing Date, Buyer shall submit to Seller for its approval an allocation of the consideration to be received hereunder (the "Allocation"). The parties agree to file all Tax reports, returns and claims and other statements consistent with the Allocation (and in particular to report the information required by Section 1060(b) of the Code) in a manner consistent with such Allocation and shall not make any inconsistent written statement or take any inconsistent position on any returns, in any refund claim, during the course of any IRS or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise, so long as there exists a reasonable basis in law to maintain such position. Each party shall notify the other party if it receives notice that the IRS proposes any allocation different from the Allocation. If no agreement on the Allocation is reached by the Closing, such Allocation shall be determined by a nationally recognized appraisal firm mutually acceptable to Buyer and Seller and the costs of such appraisal shall be borne equally by Buyer and Seller.

         2.7 THE CLOSING. The completion of the transfer ("CLOSING") of the Purchased Assets shall be on a date as may be agreed upon by Buyer and Seller within ten (10) Business Days after the later of the date of the HSR Termination or the date of Final Approval, unless such time is extended or shortened as may be agreed upon by Buyer and Seller, provided that each of the conditions precedent set forth in Section 7 and Section 8 have been satisfied ("CLOSING DATE"). The Closing shall be held at the offices of Gould & Ratner, 222 North LaSalle Street, Chicago, Illinois 60601-1086, or if so requested and agreed by Seller, at the offices of Buyer or its counsel. At the Closing, all of the transactions provided for in Section 2 hereof shall be consummated on a substantially concurrent basis, and the deliveries set forth in Sections 9.3 and 9.4 shall be made.

         2.8. VOTING AGREEMENT. Upon execution of this Agreement, Seller shall obtain signatures of stockholders owning at least fifty-one percent (51%) of the issued and outstanding shares of Capital Stock of Seller on a voting agreement with Buyer in the form of EXHIBIT E attached hereto (the "Voting Agreement") and within thirty (30) days from the date of execution of this Agreement, Seller shall obtain signatures of stockholders owning seventy-five percent (75%) of the issued and outstanding shares of Capital Stock on the Voting Agreement or a resolution authorizing the execution, delivery and performance of this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

         3.1  DUE ORGANIZATION, POWER AND AUTHORITY.

                  (a) Seller is a corporation duly organized and validly existing under the laws of the State of Nevada, and is duly qualified to transact business as a foreign corporation in the State of Texas. Seller has full corporate authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby, and the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action by Seller, and this Agreement and the other agreements contemplated hereby constitute legal, valid, and binding obligations of Seller enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies ("ENFORCEABILITY EXCEPTIONS"). Seller has full corporate power and authority to own its properties and to carry on the business presently being conducted by it. Seller does not have nor has it ever had any Subsidiaries.

                  (b) Manager is a corporation duly organized and validly existing under the laws of the State of New Jersey, and is duly qualified to transact business as a foreign corporation in the State of Texas. Manager has full corporate authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby, and the execution, delivery and performance by Manager of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action by Manager, and this Agreement and the other agreements contemplated hereby constitute legal, valid, and binding obligations of Manager enforceable in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions. Manager has full corporate power and authority to own its properties and to carry on the business presently being conducted by it. Manager does not have nor has it ever had any Subsidiaries.

         3.2 NO DEFAULT EFFECTED. Except as set forth on SCHEDULE 3.2, neither the execution and delivery of this Agreement and the other agreements contemplated hereby by Seller and Manager, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of the terms and compliance with the provisions hereof or thereof, will: (a) violate, conflict with, result in a breach of or a default (or an occurrence which with the lapse of time or action by a third party, or both, could result in a default) or result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to or consent of another Person or Governmental Authority with respect to any of the terms, conditions or provisions of (i) any applicable order, writ, decree, judgment, stipulation, injunction, charge or other restriction of any court or of any governmental department, commission, board, bureau, agency, or instrumentality applicable to Seller or Manager, or (ii) their respective articles of incorporation or by-laws, or (iii) any indenture, contract, agreement, lease or other instrument to which Seller or Manager is a party or subject to or by which any of its properties or assets are bound, or (iv) any applicable statute, law, rule, or regulation to which Seller or Manager is subject, or (b) result in the creation or imposition of any Lien on the Purchased Assets other than Permitted Liens.

         3.3 FINANCIAL STATEMENTS. Seller has heretofore provided Buyer with:
(a) reviewed balance sheets and statements of operations and cash flows for the fiscal years ended December 31, 1997 and 1998, and (b) internally prepared balance sheets and statements of operations and cash flows for the period ended November 30, 1999 (the "Interim Financial Statements") (collectively, including the footnotes thereto, but excluding the Interim Financial Statements, the "Financial Statements"). The Financial Statements and the Interim Financial Statements (other than normal year-end and other adjustments and accruals which have not been included in the Interim Financial Statements), have been prepared in conformity with GAAP and are correct and complete and present fairly, in all material respects, the assets, liabilities, financial position and results of operations of Seller as of their respective dates and for the respective periods covered thereby.

         3.4 NO MATERIAL ADVERSE CHANGE. Other than changes resulting from general economic conditions or conditions affecting the telecommunications or cellular telephone industries generally, and except for the transactions contemplated by this Agreement, since November 30, 1999, a Material Adverse Change has not occurred.

         3.5 UNDISCLOSED LIABILITIES. Seller has no liabilities, commitments or obligations (including without limitation unasserted claims whether known or unknown), whether absolute or contingent, liquidated or unliquidated, or due or to become due or otherwise, except for liabilities and obligations:
(i) reflected or reserved for on the Interim Financial Statements, (ii) that have arisen since the date of the last of the Interim Financial Statements in the ordinary course of the operations of the Seller, (iii) relating to performance obligations under Contracts, Leases and Licenses in accordance with the terms and conditions thereof, or (iv) as expressly set forth in any Schedule hereto.

         3.6 ACCOUNTS RECEIVABLE; PRICING OF SERVICES. All accounts receivable of the Seller have arisen in the ordinary course of business of the Seller and are reflected on the Seller's books and records in accordance with GAAP and are subject to no asserted counterclaims, defenses or setoffs.
SCHEDULE 3.6(a) attached hereto sets forth a true, complete and accurate list, as of the end of the most recent normal billing cycle of the System, listing the total amounts of subscriber receivables and the aging of such subscriber receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the date thereof. SCHEDULE 3.6(b) sets forth a description of all rate plans offered to subscribers of the System as of the date of this Agreement.

         3.7 INVENTORIES. Except as set forth on SCHEDULE 3.7, the values at which Inventories are shown on the Financial Statements have been determined in accordance with the normal valuation policy of the Seller, consistently applied and in accordance with GAAP. The Inventories consist substantially of items of: (a) quality, which are new, unused, undamaged, not defective and possess valid manufacturer's warranties, and (b) a mix which is consistent with Seller's past practices. Except as disclosed on SCHEDULE 3.7, Seller has not sold and does not have in its Inventories any refurbished telephone handsets. SCHEDULE 3.7 sets forth a list of manufacturers of telephone handsets presently in Seller's Inventories. There are no product liability claims for products sold by Seller pending or, to the knowledge of Seller, threatened against Seller.

         3.8  REAL PROPERTY.

                  (a)  REAL PROPERTY.  Seller does not own any real property.

                  (b) LEASE OBLIGATIONS. Schedule 3.8 contains a list of all leases and occupancy and/or use agreements, together with any amendments thereto (the "Leases") (showing the lessor, lessee and the location of the real property covered by such lease or other agreement, the expiration date of the lease and, where available, an accurate legal description of the property leased) with respect to all real property leased by the Seller as lessee, all of which are hereinafter referred to as the "Leased Real Property." No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been provided to Buyer with the corresponding Lease. Except as set forth on SCHEDULE 3.8, all of the Leases set forth on such Schedule (i) are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such Leases have been paid, (iii) neither Seller nor, to the Seller's knowledge, any other party is in default in any respect under any such Leases,
         (iv) no party has asserted any defense, set off, or counterclaim thereunder, (v) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party, and (vi) the validity or enforceability of any such Lease will be in no way affected by the sale of the Purchased Assets to Buyer, provided all required consents have been obtained from the other parties to such Lease.

                  (c) REAL PROPERTY CONDITION. To the knowledge of Seller, there are no pending or threatened condemnation proceedings relating to any of the Leased Real Property.

         3.9 TANGIBLE PERSONAL PROPERTY . SCHEDULE 3.9 contains a list of all material tangible personal property owned by Seller as of November 30, 1999. To Seller's knowledge, the Purchased Assets and the Excluded Assets: (i) in the aggregate are adequate to conduct the System in substantially the manner currently conducted; and (ii) are suitable for the purposes for which they are currently used. Except with respect to the warranties and representations specifically set forth in this Agreement, Seller makes no warranty, express or implied, whether of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except as provided in this Agreement, the Purchased Assets are to be conveyed hereunder "AS IS" on the date hereof and in their present condition, subject to reasonable use, wear and tear between the date hereof and the Closing Date, and Buyer shall rely upon its own examination thereof.

         3.10 TITLE TO ASSETS. The Seller has good and marketable title to all of the tangible Purchased Assets, free and clear of all Liens other than Permitted Liens.

         3.11 LICENSES AND PERMITS. SCHEDULE 3.11 lists all Licenses and Permits of Seller in connection with the System. SCHEDULE 3.11 also lists each cell site (a "Cell Site") currently in operation in the System. The Licenses and Permits are in full force and effect, and there are no proceedings in which Seller is a party, pending or, to the knowledge of Seller, threatened, which affect the validity of such Licenses and Permits. The FCC License has been issued by Final Order. No default or breach exists with respect to any of the Licenses or Permits and no event or condition exists which, but for the lapse of time or notice or both, would constitute a default or breach with respect to any of such Licenses or Permits, which default or breach would result in the revocation or impairment of the FCC License or would otherwise have a Material Adverse Effect. Each of the Cell Sites has been constructed, and is operating substantially in compliance with the terms and conditions of the FCC License, and Seller has made all filings, tower registrations and reports relating to each Cell Site or the FCC License, except where the failure to make such filing, registration or report would not adversely impact Buyer's ability to operate the System, and all such filings, reports and registrations are accurate in all material respects. All fees due and payable to the FCC by reason of Seller's operation of the System or ownership of the FCC License have been paid. SCHEDULE 3.11 also lists each microwave radio station currently being operated by Seller in the System, by call sign and location. Seller does not conduct any microwave operations on frequencies that are subject to relocation under the FCC's rules. Seller has not engaged in any course of conduct that could reasonably be expected to impair the ability of Buyer or its Affiliates to be the holder of the FCC License or is aware of any reason why the FCC License might not be renewed in the ordinary course or why any pending applications or notifications might not be approved. The ownership of the Assets and the operation of the System by Seller are not subject to regulation or supervision by the Texas Public Service Commission or other similar state governmental instrumentality.

         3.12 COMPLIANCE WITH LAWS. Seller has complied with all federal, state, county, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, Licenses, Permits, awards or decrees applicable to the System, except where non-compliance would not have a Material Adverse Effect.

         3.13 AFFILIATE AGREEMENTS. Except as set forth on SCHEDULE 3.13, no Affiliate of Seller is presently a party to any agreement or transaction with Seller.

         3.14 CONTRACTS. SCHEDULE 3.14 contains a list of all Contracts except for Contracts: (a) identified on SCHEDULE 3.8 (Leases), or (b) included within the Excluded Assets or Excluded Liabilities. Except as set forth on SCHEDULE 3.8, SCHEDULE 3.14 or SCHEDULE 1.2, Seller is not a party to or bound by any Contract with respect to the System that requires the expenditure of more than $10,000, nor is Seller a party to or bound by Contracts that in the aggregate require the expenditure of more than $100,000 during the stated term of such Contracts (unless such Contracts may be terminated without cost, penalty or damages on 90 days or less notice, or except for those Contracts set forth in clauses (a) and (b) above). Except as disclosed on SCHEDULE 3.8 or SCHEDULE 3.14, Seller has performed in all material respects all obligations required to be performed by it with respect to the Contracts and Leases and is not alleged to be in breach or default under any such item and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Seller with respect to a Contract or Lease. Each of the Contracts constitutes a legal, valid and binding obligation of Seller, and to the knowledge of Seller, the other parties thereto, enforceable in accordance with its terms subject to the Enforceability Exceptions and is in full force and effect. Buyer has been provided with a true and complete copy of each of the Contracts set forth on SCHEDULE 3.8 and 3.14.

         3.15 TECHNOLOGY. SCHEDULE 3.15 is a true and complete list of all Technology applied for, issued to, believed to be owned by or licensed to the Seller or franchised and used in the conduct of the System and operations thereof, and of all licenses of the Technology to or by the Seller and used in the conduct of the System and operations thereof.

         3.16 EMPLOYEES; LABOR RELATIONS. SCHEDULE 1.5 sets forth a true and complete list of the names and current salaries of all System Employees. Such employees are employees at will, and, except as disclosed on Schedule 1.5, are not party to any employment agreement with Seller or Manager. Manager has withheld all amounts required by law or agreement to be withheld by them from the wages, salaries and other payments to the System Employees and neither Seller nor Manager is liable for any arrears of wages or any Taxes for failure to comply with any of the foregoing. Neither Seller nor Manager is a party to any collective bargaining agreement, nor, to Seller's knowledge, any threatened or anticipated union representation petitions respecting the employees of Seller or Manager or efforts being made to organize any of the employees of Seller or Manager. There are no controversies, grievances or arbitrations pending or, to the Seller's knowledge, threatened between either Seller or Manager and any of its current or former employees or any labor or other collective bargaining unit representing any current or former employee of either Seller or Manager that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage. There are no administrative charges, arbitration or mediation proceedings or court complaints pending or, to Seller's knowledge, threatened against Seller or Manager before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency or any other entity concerning alleged employment discrimination, contract violation or any other matters relating to the employment of labor. There is no unfair labor practice charge or complaint pending or, to Seller's knowledge, threatened against Seller or Manager before the National Labor Relations Board or any similar state or local body. There are less than 100 System Employees, and on that basis neither Seller nor Manager is an "employer" as defined in 29 U.S.C. Section 2101(a)(1), or otherwise subject to WARN.

         3.17 EMPLOYEE BENEFITS.

                           (a) Schedule 3.17 lists all Employee Benefit Plans that Manager or Seller maintains or to which Manager contributes for the benefit of any current or former System Employee. Neither Seller, Manager nor any ERISA Affiliate has participated in or made contributions to any Multiemployer Plan during the five year period prior to the Closing.

                           (b) Each Employee Benefits Plan is in compliance with all applicable requirements of ERISA, the Code and other applicable law. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and with applicable legal requirements. Each Employee Pension Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and no action or proceeding has been instituted or threatened which would affect the qualification of any such plan. There are not pending, or to Seller's knowledge, threatened claims against, by or on behalf of or otherwise involving any Employee Benefit Plan which would result in any liability to Seller or Manager. No unfunded liabilities, based upon the Pension Benefit Guarantee Corporation ("PBGC") rates currently in effect for plan terminations, exist with respect to any Employee Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). No reportable event (as described in Section 4043 or 4063(a) of ERISA), as to which the 30-day notice requirement has not been waived, has occurred with respect to any Employee Pension Benefit Plan. Neither Seller nor Manager has engaged in a prohibited transaction or breach of fiduciary responsibility with respect to any Employee Benefit Plan which could subject Purchaser or any affiliate of Purchaser to a penalty or excise tax or other liability under ERISA or the Code.

                           (c) With respect to each Employee Welfare Benefit Plan listed on Schedule 3.17, Seller or Manager has complied with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 et. seq. of ERISA.

                           (d) No current System Employee is or may become entitled to post-employment severance or welfare benefits of any kind, including without limitation, death or medical benefits (whether or not insured) other than: (i) coverage mandated by Section 4980B of the Code or Section 601 et. seq. of ERISA, and (ii) disability and medical benefits which may be continued for such employees disabled at the Closing.

                           (e) Except as disclosed on Schedule 6.4, no Employee Benefit Plan or other agreement of Seller or Manager entitles any System Employee or other person to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit of such type solely as a result of the transactions contemplated by this Agreement. No payment or benefit which may be made by Seller or Manager with respect to any System Employee will be classified as an "excess parachute payment" within the meaning of Section 280G of the Code.

         3.18 INSURANCE. SCHEDULE 3.18 sets forth a list of all material insurance policies providing coverage for the properties or operations of the System. Seller shall keep such insurance in full force and effect through the Closing Date. Such policies are valid and enforceable in accordance with their terms and, except for the Enforceability Exceptions, are in full force and effect and insure against risks and liabilities with responsible and reputable insurance companies in such amounts and covering such risks to the extent and in the manner deemed appropriate and sufficient by Seller. Seller has not received written notice from any such insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith, or (ii) informing

Seller that any coverage listed on SCHEDULE 3.18 will or may not be available in the future on substantially the same terms as now in effect.

         3.19 LITIGATION. Except as set forth in SCHEDULE 3.19, there are no actions, causes of action, claims, suits, grievances, administrative proceedings, arbitration proceedings or other proceedings pending or, to the knowledge of Seller, threatened against Seller or Manager or affecting the operation of the System or which questions the validity of any action taken or to be taken by Seller or Manager pursuant to or in connection with the provisions of this Agreement, at law, in equity, or admiralty, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or private arbitrator. Neither Seller nor Manager is in default with respect to any order, writ, injunction, or decree of any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, to which it is bound.

         3.20 TAX MATTERS. Seller has filed all required Tax Returns, or filed for extensions in connection therewith. All such Tax Returns are correct and complete in all material respects. All Taxes owed by Seller have been or will be paid, or properly reserved on the books of Seller. Seller and Manager have withheld and paid (or reserved for payment) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other party. There are no Liens (other than Permitted Liens) on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has never been a member of an Affiliated Group (as defined in Code Sections
1504) filing a consolidated federal income Tax Return and does not have any liability for the Taxes of any other Person under Reg Sections 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         3.21 INTERIM OPERATIONS. Since November 30, 1999, except as set forth in SCHEDULE 3.21, neither Seller nor Manager has: (i) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, except in the ordinary course of business, or otherwise contemplated by or disclosed in this Agreement; (ii) mortgaged, pledged, or subjected any of the Purchased Assets to any Lien, except for Permitted Liens; (iii) sold or transferred or agreed to sell or transfer any portion of its assets, other than Inventories and an immaterial amount of equipment in the ordinary course of business, or cancelled or agreed to cancel any debts or claims; (iv) suffered any extraordinary losses or waived any material rights; (v) increased in any material respect, the rate of compensation payable to any of its officers, agents or the System Employees over the rate being paid or accrued to them as of November 30, 1999, except in accordance with prior practices; (vi) terminated any material agreement, License, or other instrument to which it was a party; (vii) through negotiation or otherwise, made any commitment or incurred any liability or obligation to any labor organization; (viii) suffered any uninsured casualty; (ix) entered into any other transaction with an Affiliate, except in the ordinary course of business; (x) obligated itself to give free or reduced price service to customers with respect to the System other than promotions offered in the ordinary course of business; or (xi) entered into any agreement or understanding to do any of the foregoing.

         3.22 BROKERS. Except for TD Securities, Inc. whose fees shall be paid by Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Seller for a finder's fee, brokerage commission or other similar payment based on an arrangement with Seller.

         3.23 ENVIRONMENTAL MATTERS. (i) Neither Seller nor Manager has generated, used, transported, treated, stored or Released, or suffered or permitted anyone else to generate, use, transport, treat, store or Release any Hazardous Materials with respect to the Purchased Assets or the System in violation of any Environmental Laws; (ii) to the knowledge of Seller, (a) there has not been any generation, use, transportation, treatment, storage or Release of any Hazardous Materials in connection with the ownership or use of the Purchased Assets, the operation of the System or on, in or under any property or facility used, owned or leased by Seller or Manager or any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any Governmental Authority; and (b) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located on or under any property or facility now or previously owned, used or leased by Seller or Manager in connection with the System; (iii) any Hazardous Materials handled or dealt with in any way with respect to the Purchased Assets or the System by Seller or Manager has been and is being handled or dealt with in compliance with all Environmental Laws;
(iv) neither Seller nor Manager is subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Materials; and (vi) there are no other circumstances or conditions involving Seller or Manager that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of the Purchased Assets pursuant to any Environmental Law.

         3.24 YEAR 2000 COMPLIANCE. Seller and Manager have reviewed the areas within their business and operations which they believe could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Seller or Manager in connection with the System may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and has made related inquiry of material suppliers, vendors and customers, and, to the knowledge of Seller, any Year 2000 Problem with respect to the Purchased Assets was eliminated prior to January 1, 2000.

         3.25 DISCLOSURE; DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES. No representation, warranty or statement made by or on behalf of Seller or Manager in this Agreement or any Schedule, Exhibit or other document furnished to Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the representation, warranty or statement, in light of the circumstances in which it is made, not misleading. Except as expressly set forth in this Agreement or in the Schedules, Exhibits or other documents furnished to Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, Seller makes no representations or warranties with respect to Seller or Manager or the System, or its operations, assets (including, without limitation, the Purchased Assets), liabilities, or conditions.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

         4.1 AUTHORITY OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and is duly qualified to transact business as a foreign corporation in each jurisdiction where the ownership of its assets or the conduct of its operations requires such qualification. Buyer has full corporate power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement and the other agreements contemplated hereby to which Buyer is a party constitute the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with their terms, subject to the Enforceability Exceptions.

         4.2 NO DEFAULT EFFECTED. Neither the execution and delivery of this Agreement and the other agreements contemplated hereby by Buyer, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof will violate, conflict with, result in a breach of or a default (or an occurrence which with the lapse of time or action by a third party, or both, could result in a default), or result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to or consent of another Person or Governmental Authority with respect to any of the terms, conditions or provisions of (i) any applicable order, writ, decree, judgment, stipulation, injunction, charge or other restriction of any court or of any governmental department, commission, board, bureau, agency, or instrumentality applicable to Buyer, or (ii) the certificate of incorporation or by-laws of Buyer, or (iii) any indenture, contract, agreement, lease, or other instrument to which Buyer is a party or subject or by which or any of their properties or assets are bound, or (iv) any applicable statute, law, rule, or regulation to which it or its businesses are subject.

         4.3 BROKERS. Except for Daniels & Associates, whose fees, costs and expenses shall be paid by Buyer, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Buyer for a finder's fee, brokerage commission or other similar payment or reimbursement based on an arrangement with Buyer.

         4.4 APPROVALS AND CONSENTS. Except for the approvals, authorizations, consents and other actions required from the FCC and the authorization required under the HSR Act, no approval, authorization, consent or other action by, or filing with, any governmental authority, administrative agency, court or other party is necessary for Buyer's execution and delivery of this

Agreement or performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

         4.5 FINANCIAL CAPABILITY. Buyer has or will have sufficient financing in place with which to consummate the transactions contemplated hereby and agrees that it will not qualify any application submitted to the FCC for the transfer of the Licenses with respect to any financing contingency. Buyer acknowledges and agrees that its ability to complete the transactions contemplated hereby is in no respect contingent on the outcome or success of the impending initial public offering of the shares of Capital Stock of Dobson Communications Corporation, Buyer's ultimate parent.

         4.6 DISCLOSURE; DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES. No representation, warranty or statement made by or on behalf of Buyer in this Agreement or any Schedule, Exhibit or other document furnished to Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the representation, warranty or statement, in light of the circumstances in which it is made, not misleading. Except as expressly set forth in this Agreement or in the Schedules, Exhibits or other documents furnished to Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, Buyer makes no representations or warranties with respect to its operations, assets, liabilities, or conditions.

SECTION 5.  OBLIGATIONS OF SELLER AND BUYER PENDING CLOSING.

         5.1 CONDUCT OF SYSTEM. Between the date hereof and the Closing Date, Seller and Manager shall conduct the System in the usual and ordinary course, consistent with past practices, including, without limitation:

                  (a) operate and manage the System in full compliance with the Licenses and Permits and the provisions of the Communication Act applicable to the FCC License and the System;

                  (b) except for Inventories (other than Excluded Assets) sold in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any of the Purchased Assets other than in connection with replacements with assets of like use and value or disposal of obsolete assets, or with the prior written approval of Buyer;

                  (c) refrain from modifying, amending or altering, or terminating any of the Contracts without the prior written approval of Buyer, and from waiving or canceling any default or breach (other than the waiver of late fees) or modifying, altering or terminating any right or asset relating to or included in the Purchased Assets;

                  (d) maintain insurance on the Purchased Assets comparable to that maintained prior to the date hereof and, subject to Section 9.2, use the proceeds of any claims for loss under such policies, together with such other funds as may be required, to repair, replace, or restore to their former condition any Purchased Assets which may be damaged by fire or other casualty, all as soon as reasonably possible;

                  (e) maintain its books and records in accordance with prior practice; maintain all of its property and assets in their present condition, ordinary wear and tear excepted; and maintain supplies of Inventories and spare parts consistent with past practice;

                  (f) refrain from changing agents' commission rates, sales practices (including the quality of the credit of subscribers contracting for cellular telephone service) or marketing practices;

                  (g) except for customary increases consistent with past practices or policies, and in any case not exceeding 10% of base salary, and awards of stay bonuses specific to this transaction, as set forth on Schedule 6.4, refrain from increasing the compensation payable or to become payable to any employee or agent;

                  (h) refrain from entering into any contract or renewal of any existing contract for the employment of any employee or agent other than "at-will" employees and agents;

                  (i) use its commercially reasonable efforts to (x) keep its business organization intact, (y) retain the services of the key employees of the System, and (z) maintain good relationships with its employees, suppliers, advertisers, subscribers, agents and others having business relations with it, in each case in accordance with past practices;

                  (j) refrain from changing its organization documents in any way which would adversely affect its power or authority to enter into and perform this Agreement, or which would otherwise adversely affect its performance of this Agreement;

                  (k) continue to advertise, promote and market the System and its services in a manner consistent with past practice;

                  (l) refrain from subjecting any of the Purchased Assets to any Lien not in effect on the date hereof other than Permitted Liens;

                  (m) refrain from doing or omitting to do any act which will cause a breach of, or default under, or termination of (except in accordance with its terms), any Contract;

                  (n) provide to the Buyer, concurrently with filing thereof, copies of all reports to and other filings with the FCC;

                  (o) not permit any of the Licenses or Permits to expire or to be surrendered or voluntarily modified in a manner adverse to the System, or take any action which would reasonably be expected to cause the Licenses or Permits or any other Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under any of the Licenses or Permits; or fail to prosecute with due diligence any pending applications to any Governmental Authority;

                  (p) notify Buyer in writing promptly after learning of the institution or threat of any action against Seller in any court, or any action against Seller before the FCC or any other Governmental Authority, and notify Buyer in writing promptly upon receipt of any administrative or court order relating to the Purchased Assets or the System;

                  (q) if Seller deems it to be prudent, promptly replace any employee who leaves the employ of the System; notify Buyer of the hiring of any new employee, any material change in job function of an employee, and the termination of any employee;

                  (r) pay or cause to be paid or provide for all Taxes of or relating to Seller, the Purchased Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Closing Date;

                  (s) cooperate with Buyer in connection with Buyer's efforts to identify the current employees of Seller that Buyer would like to hire following the Closing consistent with all applicable federal, state and/or local employment laws, rules and regulations; and

                  (t) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of its capital stock, or enter into any agreement with respect to any of the foregoing, unless the Person receiving any of such foregoing simultaneously executes the Voting Agreement and agrees to be bound thereby as a "Covenanting Party" and makes the representations and warranties required of a Covenanting Party thereunder.

         5.2 INFORMATION AND ACCESS. (a) Seller will permit Buyer and its representatives to have full access at all reasonable times, and in a manner so as not to interfere with Seller's normal operations, to all premises, properties, books, records, contracts and documents of or pertaining to the System. Buyer and each of its representatives will treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidentiality

Agreement, dated December 17, 1999, between Buyer and Seller (the
"Confidentiality Agreement"), which Confidentiality Agreement remains in full force and effect.

         (b) Seller acknowledges and agrees, subject to any reasonable restrictions placed thereon by an owner or lessor of any real property involved, that Buyer may commission, at Buyer's cost and expense, a data base search with respect to environmental matters affecting any Leased Real Property. Buyer will provide Seller and its counsel with a copy of any such data base search. In the event that such data base search discloses any potential environmental issues with respect to a parcel of Leased Real Property, Buyer may commission, at Buyer's cost and expense, a so-called "Phase I" on-site environmental site assessment of any such parcel of Leased Real Property (the "PHASE I ASSESSMENT"). The Phase I Assessment shall be conducted by an engineering firm mutually acceptable to Buyer and Seller. Buyer will provide Seller and its counsel a copy of any Phase I Assessment. Any data base search reports and Phase I Assessments shall be kept confidential by the parties, except that after the Closing Buyer shall have no obligation to maintain the confidentiality thereof. Seller will comply with any reasonable request for information made by Buyer or its agents in connection with any such investigation. Seller covenants that any response to any such request for information will be complete and correct in all material respects. Seller will afford Buyer and its agents access to all operations of Seller at all reasonable times and in a reasonable manner in connection with any such investigation subject to any required approval of Seller's landlords, which approval Seller will use its best efforts to obtain. Should Buyer commission data base search reports and or Phase 1 Assessments, the results of such investigations will have no effect upon the representations and warranties made by Seller to Buyer under this Agreement. If the Phase I Assessment indicates that there are significant environmental issues with respect to a parcel of Leased Real Property, in the sole but reasonable judgment of Buyer, after consultation with Seller and its counsel, Buyer and Seller shall agree to either (a) relocate the tower or cell site, as the case may be, on the affected parcel of Leased Real Property to a mutually agreeable alternative site, or (b) exclude such parcel of Leased Real Property, and the associated Lease, from the Purchased Assets, provided, however, that in such case, Seller shall not be responsible for any breach of representations or warranties with respect to the integrity or operation of the System as the same may be affected by the exclusion of such parcel of Leased Real Property from the Purchased Assets. Buyer and Seller shall share equally in the cost of relocating any tower or cell site pursuant to this Section 5.2(b), provided, however, that in no event shall Seller's liability under this Section 5.2(b) for costs of relocating towers and/or cell sites exceed $100,000 in the aggregate.

         (c) Seller shall allow Buyer the opportunity to conduct an engineering review of the Purchased Assets to confirm that the Purchased Assets comply with the Licenses and the regulations of the FCC and are otherwise in good condition and repair, reasonable wear and tear excepted.

         (d) Buyer and Seller agree to consult with each other with respect to the digital build-out of the System and the expenditure of the Cap-Ex Amount, including in connection with the configuration of the digital System and its capabilities. In the event that Buyer requests changes to the System, including, without limitation, configuration of the System, additional features or additional capacity, which Seller agrees to incorporate in the digital build-out ("Additional Buyer Requested Cap-Ex"), such Additional Buyer Requested Cap-Ex shall be included in the Cap-Ex Amount at Closing notwithstanding the $5,000,000 limitation on Cap-Ex Amount. For example if the Cap-Ex Amount is $4,500,000 without the inclusion of Additional Buyer Requested Cap-Ex and the amount of Additional Buyer Requested Cap-Ex is $1,000,000, the amount paid to Seller at Closing for Cap-Ex Amount shall be $5,500,000. In the event that the Closing does not occur as a result of a termination by Seller under Section 9.1(c) or
(e) of this Agreement, (i) Buyer agrees to immediately reimburse Seller for the amount of all Additional Buyer Requested Cap-Ex, in which case, Additional Buyer Requested Cap-Ex shall also include any costs incurred by Seller to re-configure the System in a manner to be compatible with Seller's operations on a going forward basis and (ii) Seller shall have the right to purchase from Buyer, or Buyer's Affiliates, as the case may be, at cost, any machinery, equipment or other capital items purchased by Buyer or its Affiliate to be incorporated into the digital build-out of the System either before or after the Closing, and any contracts or leases entered into by Buyer or Buyer's Affiliates related to the digital build-out of the System (collectively, "Buyer Cap-Ex"). In the event that the Closing does not occur as a result of a termination by Buyer under
Section 9.1(d) of this Agreement or by Seller or Buyer under Section 9.1(f) of this Agreement, Seller shall have the right to purchase from Buyer all Buyer Cap-Ex at cost, but Buyer shall not be obligated to reimburse Seller for any Additional Buyer Requested Cap-Ex. In the event of a termination by Buyer under
Section 9.1(b), Buyer shall not be obligated to reimburse Seller for any Additional Buyer Requested Cap-Ex and Seller shall have no right to purchase any Buyer Cap-Ex from Buyer.

         5.3 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from intentionally taking any action which would render any representation, warranty or covenant contained in Section 3 or
Section 4 of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any: (a) event or condition which would render any representation or warranty set forth in Section 3 or Section 4 untrue or in breach, or would cause any covenant in Section 5 or Section 6 to be unfulfilled, or (b) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement; provided that no such supplemental disclosure shall be deemed to cure any breach of a representation or warranty of Seller made in this Agreement unless Buyer fails to object in writing to any such supplemental disclosure within ten (10) Business Days after Buyer's receipt thereof.

SECTION 6.  OTHER AGREEMENTS.

         6.1 HART-SCOTT-RODINO. If necessary, as promptly as practicable after the execution and delivery of this Agreement, but in any event within fifteen
(15) Business Days following the execution and delivery of this Agreement, Seller and Buyer shall each prepare and file any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby ("HSR FILING"). Seller and Buyer shall each request early termination of the waiting period thereunder. Seller and Buyer shall respond with reasonable diligence to any request for additional information made in response to such HSR Filing. Buyer shall be responsible for the payment of all filing fees related to the HSR Filing.

         6.2 FCC CONSENT. As promptly as practicable after the execution and delivery of this Agreement, Buyer and Seller shall prepare all appropriate applications for FCC consent, and such other documents as may be required, with respect to the assignment of the FCC License to Buyer (collectively, the "FCC Application"). Within ten (10) Business Days following execution and delivery of this Agreement, Buyer and Seller shall deliver to each other their respective completed portions of the FCC Application. Within twenty (20) Business Days following the execution and delivery of this Agreement, Seller and Buyer shall file, or cause to be filed, the FCC Application. Seller and Buyer shall prosecute the FCC Application in good faith and with due diligence in order to obtain the Final Order as expeditiously as practicable. If the Closing has not occurred, for any reason, within the initial effective period of the FCC's grant of the FCC Application, and neither Buyer nor Seller shall have terminated this Agreement pursuant to Section 9, Buyer and Seller shall jointly request one or more extensions of the effective period of such grant. No party hereto shall knowingly take, or fail to take, any action, the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant the FCC Application. Buyer shall pay any costs, fees or expenses due in connection with the filing, or granting of, the FCC Application. Buyer and Seller shall each oppose, at its own expense, any request for reconsideration or judicial review of the granting of the FCC Application. The parties further agree to cooperate in good faith and shall take all steps as may be necessary or proper to expeditiously and diligently prosecute the assignment application filed with the FCC to a favorable conclusion including, but not limited to, the following: (a) appealing or seeking reconsideration of any FCC denial of such assignment application or conditional grant; (b) satisfying any conditions imposed upon such grant to the extent that such conditions require actions which do not materially alter the benefits or burdens of either party under this Agreement; and (c) taking all other actions necessary or appropriate to bring about the transactions contemplated by this Agreement; provided, however, such actions do not materially alter the benefits or burdens of either party under this Agreement.

         6.3 THIRD PARTY CONSENTS. Seller will use commercially reasonable efforts to obtain all consents and approvals of other third parties required to permit the transfer of the Purchased Assets to Buyer, provided that with respect to Leases, Seller will use commercially reasonable efforts to obtain the consents in the form of EXHIBIT F. Seller will also use commercially reasonable efforts to obtain legal descriptions with respect to all of the Leased Real Property. To the extent that the transfer of the Purchased Assets pursuant to this Agreement is prohibited without the consent of a third party (including a governmental entity) to any Contract or Lease and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach of any Contract or Lease, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. In the event that any consent is not obtained on or prior to the Closing Date, Seller shall use its commercially reasonable efforts to: (i) provide Buyer with the benefits of the applicable Contract or Lease, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce, at Buyer's request, for the account of Buyer, any rights of Seller arising from any such Contract.

          6.4 SYSTEM EMPLOYEES. SCHEDULE 1.5 sets forth a list of all System Employees as of the date hereof. Seller shall deliver to Buyer, at least sixty
(60) days prior to the Closing Date, an updated schedule of all System Employees, if necessary. Buyer may, at its option, commencing sixty (60) days prior to the anticipated Closing Date, offer to hire, effective as of the Closing Date, any of the System Employees, together with any inactive System Employees on temporary leave for purposes of disability, jury duty, family and medical leave, vacation or annual two-week national military duty. Any System Employees hired by Buyer shall be deemed "Transferred Employees." On and as of the Closing Date, Manager shall terminate all Transferred Employees and shall terminate or reassign any System Employees that are not Transferred Employees. Any cost, expense or liability related to the employment of the System Employees that are not Transferred Employees (including accrued salaries, bonuses, benefits, vacation or sick pay expense and other remuneration for services rendered prior to the Closing) and any cost, expense or liability resulting from, or incurred in connection with, such terminations or re-assignments shall be the sole responsibility of Seller and Manager. With respect to Transferred Employees, Buyer agrees to reimburse Seller, as part of Working Capital, for one-half (1/2) of any stay-bonuses paid or payable to such Transferred Employees pursuant to Seller's Stay-Bonus Plan set forth on Schedule
6.4 and Buyer further agrees to assume any accrued vacation of such Transferred Employees as part of the Assumed Liabilities. The accrued vacation of all System Employees as of the date of this Agreement is also set forth on Section 6.4. Any other cost, expense or liability resulting from the employment of the Transferred Employees prior to the Closing shall be the sole responsibility of Seller and Manager. Nothing contained herein shall be construed to limit the ability of Buyer to terminate any Transferred Employee following the Closing Date for any reason.

         6.5 EXCLUSIVITY. Unless and until this Agreement shall have been terminated in accordance with its terms, the Seller shall not, through any officer, director, employee, representative, agent or direct or indirect stockholder of the Seller, directly or indirectly, encourage or solicit any proposal that constitutes an Acquisition Proposal (as defined below), engage in any discussions or negotiations or provide any information to any person relating thereto or in furtherance thereof or accept any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer to acquire (or meaningful indication of interest in the acquisition of) all or any substantial part of the System and properties or stock of the Seller, whether by merger, consolidation, sale of assets or stock, tender offer or similar transaction or series of transactions involving the Seller.

         6.6 TRANSITION SERVICES. As of the Closing, Buyer and Seller shall enter into a Transition Services Agreement ("TRANSITION SERVICES AGREEMENT") providing for the transition of Seller's billing and other services to Buyer on terms and conditions mutually acceptable to Buyer and Seller, including reasonable compensation to Seller or Manager, as the case may be, for the performance of such services.

         6.7 FINANCIAL STATEMENTS AND CELLULAR SYSTEM INFORMATION. Seller covenants and agrees that during the period after the execution of this Agreement and prior to the Closing, Seller shall provide Buyer, within 30 days of the end of each calendar month, Seller's unaudited consolidated balance sheet and income statement for such month ("MONTHLY FINANCIAL STATEMENTS") and within ten (10) days of their completion (whether before or after Closing), the reviewed balance sheet and statements of operations and cash flows for the fiscal year ended December 31, 1999 (the "1999 Financials"). The Monthly Financial Statements will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Interim Financial Statements and will present fairly in all material respects the financial position of Seller at the date indicated and the results of Seller's operations for such period. The 1999 Financials will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Financial Statements and will present fairly in all material respects the financial position of Seller at the date indicated and the results of Seller's operations for such period. Seller also covenants and agrees that during the period after the execution of this Agreement and prior to the Closing, Seller shall provide Buyer, within 10 days of the end of each calendar month (i) the number of subscribers on the System at the beginning and end of such month, (ii) an accounts receivable aging report for the System,
(iii) the System's monthly billing reports, (iv) the outcollect and incollect revenue and minutes of use for the top five roaming partners of the System, and
(v) other reports normally generated by Seller's financial accounting and billing system as reasonably requested by Buyer.

         6.8 COOPERATION. Seller and Buyer shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any financing for the transactions contemplated by this Agreement (including, without limitation, any public debt and/or equity financing by Buyer and/or its Affiliates) or any other statement, filing, tax ruling request, notice or application made by or on behalf of Seller or Buyer to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall, and shall use commercially reasonable efforts to cause its accountants and other representatives to, cooperate with Buyer and its Affiliates in connection with any financing for the transactions contemplated by this Agreement, including authorization to include Seller's financial statements and any other relevant information in any filing with a Governmental Authority and obtain comfort letters customary in public financing.

SECTION 7. CONDITIONS TO OBLIGATION OF SELLER AND MANAGER TO CLOSE. The obligation of Seller and Manager to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller and Manager) of the following conditions on or prior to the Closing Date:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall have been true on and as of the date of this Agreement and shall be true on and as of the Closing Date in all material respects as though such representations and warranties are made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and Buyer shall have delivered to Seller a certificate of its President dated the Closing Date, to the foregoing effect.

         7.2 COMPLIANCE WITH AGREEMENT. Buyer shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate of its President, dated the Closing Date, to the foregoing effect.

         7.3 NO ADVERSE PROCEEDING. No court or administrative agency or other governmental instrumentality of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which will materially, adversely affect the transactions contemplated in this Agreement; PROVIDED, HOWEVER, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

         7.4 NECESSARY CONSENTS. At the Closing: (i) Seller and Buyer shall have obtained all FCC and HSR consents and approvals required for the transfer of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer and (ii) the waiting periods under the HSR Act shall have expired or been otherwise terminated without objection or upon satisfaction of any of the relevant federal authorities ("HSR TERMINATION").

         7.5 LEGAL OPINION. Seller shall have received the opinion of Edwards & Angell, LLP, counsel to Buyer, opining to the representations and warranties of Buyer made in Sections 4.1 and 4.2 (the opinion with respect to Section 4.2(iii) being qualified by knowledge). In rendering such opinion, such counsel may rely on certificates of officers of Buyer with respect to factual matters and opinions of other counsel.

         7.6 OTHER DOCUMENTATION. Seller shall have received all of the documents and showings required to be delivered by Buyer at the Closing pursuant to this Agreement, and such other documentation reasonably requested by counsel to Seller and necessary and appropriate to complete the transactions contemplated hereby.

SECTION 8. CONDITIONS TO OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Buyer) of the following conditions on or prior to the Closing Date:

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true on and as of the date of this Agreement and shall be true on and as of the Closing Date in all material respects as though such representations and warranties are made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and Seller shall have delivered to Buyer a certificate executed by an officer of the Seller, dated as of the Closing Date, to the foregoing effect.

         8.2 COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate executed by an officer of Seller, dated as of the Closing Date, to the foregoing effect.

         8.3 NO ADVERSE PROCEEDING. No court or administrative agency or other governmental instrumentality of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which will materially, adversely affect the transactions contemplated in this Agreement; PROVIDED, HOWEVER, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

         8.4 NECESSARY CONSENTS. At the Closing: (i) Seller and Buyer shall have obtained all FCC and HSR consents and approvals and all material consents and approvals from third parties to the Contracts and Leases, required for the transfer of the Purchased Assets to Buyer and assumption of the Assumed Liabilities by Buyer, (ii) the HSR Termination shall have occurred, and (iii) the Final Approval shall have been received. For purposes hereof "material consents and approvals from third parties to the Contracts and Leases" shall mean all consents and approvals, the failure of which to obtain would constitute a Material Adverse Change.

         8.5 LEGAL OPINION. Buyer shall have received the opinions of: (a) Gould & Ratner, counsel to the Seller, opining to the representations and warranties of Seller made in Sections 3.1 and 3.2 (the opinions with respect to Sections 3.2(a)(iii) and 3.2(b) being qualified by knowledge), and (b) Hogan & Hartson, L.L.P., "FCC Counsel" to Seller, opining to the representations and warranties of Seller made in Section 3.11 and Section 3.12 (with respect to the FCC Licenses only) and that the Final Approval shall have been received. In rendering its opinion, each such counsel may rely on certificates of officers of Seller with respect to factual matters.

         8.6 OTHER DOCUMENTATION. Buyer shall have received all of the documents and showings required to be delivered by Seller at the Closing pursuant to this Agreement, and such other documentation reasonably requested by counsel to Buyer and necessary and appropriate to complete the transactions contemplated hereby.

SECTION 9.  TERMINATION OF AGREEMENT.

         9.1 TERMINATION. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing:

                  (a) At any time prior to Closing, by the mutual written agreement of Buyer and Seller;

                  (b) By Buyer upon the material breach by the Seller or the material inaccuracy or untruth of any of Seller's covenants or agreements or representations or warranties contained in Section 3, Section 5 or Section 6 of this Agreement, PROVIDED that: (i) such breach is not due primarily to the actions of Buyer; (ii) such breach is not remedied within fifteen (15) Business Days after receipt of notice thereof from Buyer (except a breach not susceptible of cure, as to which there shall be no cure period, or a breach which cannot be cured within such time frame provided that Seller is diligently taking steps to cure such breach and further provided that such breach is cured not less than two (2) Business Days prior to Closing), and (iii) Buyer is not also in material breach of this Agreement;

                  (c) By Seller upon the material breach by Buyer or the material inaccuracy or untruth of any of Buyer's covenants or agreements or representations or warranties contained in Section 4,
         Section 5 or Section 6 of this Agreement, PROVIDED that (i) such breach is not due primarily to the actions of the Seller; (ii) such breach is not remedied within fifteen (15) Business Days after receipt of notice thereof from Seller (except a breach not susceptible of cure, as to which there shall be no cure period, or a breach which cannot be cured within such time frame provided that Buyer is diligently taking steps to cure such breach and further provided that such breach is cured not less than two (2) Business Days prior to Closing), and (iii) Seller is not also in material breach of this Agreement;

                  (d) By Buyer, if any of the conditions set forth in Section 8 of this Agreement have not been satisfied on or before September 30, 2000, and such condition or conditions have not been waived by Buyer, PROVIDED, that (i) in the case of a third party protest in connection with the Licenses, the parties agree to contest the protest in good faith notwithstanding the dates set forth in this Section 9.1(d) for a period not to extend beyond December 31, 2000; (ii) such failure of condition or conditions is not due primarily to the actions of Buyer; and (iii) Buyer is not then in material breach of this Agreement;

                  (e) By Seller, if any of the conditions set forth in Section 7 of this Agreement have not been satisfied on or before September 30, 2000, and such condition or conditions have not been waived by Seller, PROVIDED, that: (i) in the case of a third party protest in connection with the Licenses, the parties agree to contest the protest in good faith notwithstanding the dates set forth in this Section 9.1(e) for a period not to extend beyond December 31, 2000; (ii) such failure of condition or conditions is not due primarily to the actions of Seller; and (iii) Seller is not then in material breach of this Agreement; or

                  (f) By either Buyer or Seller, by written notice to the other party, if the consummation of the transactions contemplated hereby shall be prohibited by a final, non-appealable order, decree of injunction of a Governmental Authority or court of competent jurisdiction.

In the event this Agreement is terminated pursuant to this Section 9.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 12.6 and

12.8, except that nothing in this Section 9.1 shall relieve any party hereto of any liability for such party's breach of this Agreement. In the event of a termination of this Agreement by Seller in accordance with the terms of
SECTION 9.1(C), Seller shall be entitled to retain the Deposit as liquidated damages, and not as a penalty, on account of any such termination. The parties agree that the Deposit is a fair and reasonable approximation of the damages that would be incurred by Seller in the event of a pre-Closing default by Buyer resulting in a termination of this Agreement and that it would be difficult, if not impossible, to quantify the actual damages which would be incurred as a result of any such default. Seller's remedy provided in this Section 9.2 shall be Seller's sole and exclusive remedy upon a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement.

         9.2 RISK OF LOSS. The risk of any loss to the Purchased Assets and all liability with respect to injury and damage occurring in connection therewith shall be the responsibility of Seller until the Closing. If any material part of the Purchased Assets shall be damaged by fire, other casualty or other Force Majeure Event (as defined herein) prior to the Closing hereunder, Seller shall have the right and option:

                  (a) if the Closing would be delayed by less than thirty (30) days in order to repair the damaged property (but not beyond December 31, 2000), to extend the Closing Date to the date that the damage or destruction is substantially repaired or replaced; or

                  (b) at the request of Buyer, to proceed with Closing hereunder, in which event such casualty shall not constitute a breach by Seller of any representation, warranty or covenant in this Agreement, and, at the election of Buyer, Seller shall pay or assign to Buyer the insurance proceeds arising from such casualty. To the extent any claim is not assignable, such Claim shall be pursued by Buyer, for its own account and benefit, in the name of Seller. As used in this
         Section 9.2, "Force Majeure Event" shall mean an act of God, weather related event or other natural occurrence or event that can not be reasonably anticipated or controlled.

         9.3 DELIVERIES BY SELLER AT THE CLOSING. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following items:

                  (a) The duly executed officer's certificates referred to in Sections 8.1 and 8.2.

                  (b) The consents referred to in Section 8.4.

                  (c) The legal opinions referred to in Section 8.5.

                  (d) Payoff letters by secured parties to any UCC-1 on the Purchased Assets (except for secured parties under Permitted Liens).

                  (e) A bill of sale conveying the Purchased Assets.

                  (f) The Closing Escrow Agreement duly executed by Seller.

                  (g) All legal descriptions with respect to the Leased Real Property, other than those which Seller has not been able to obtain using its commercially reasonable efforts pursuant to Section 6.3.

                  (h) A certificate of the secretary of Seller attesting to (i) the certificate of incorporation and by-laws of Seller, (ii) the resolutions adopted by the directors and shareholders of Seller duly authorizing the execution, delivery and performance of this Agreement and the execution and delivery of all instruments and documents contemplated hereby, and (iii) the signatures of the officers or authorized representatives of Seller who have been authorized on behalf of Seller to execute and deliver this Agreement and any other agreement executed or to be executed in connection therewith.

                  (i) Good standing certificates of Seller from the Secretaries of State of Nevada and Texas.

                  (j) A certificate of the secretary of Manager attesting to (i) the certificate of incorporation and by-laws of Manager, (ii) the resolutions adopted by the directors of Manager duly authorizing the execution, delivery and performance of this Agreement and the execution and delivery of all instruments and documents contemplated hereby, and
         (iii) the signatures of the officers or authorized representatives of Manager who have been authorized on behalf of Manager to execute and deliver this Agreement and any other agreement executed or to be executed in connection therewith.

                  (k) Good standing certificates of Manager from the Secretaries of State of New Jersey and Texas.

                  (l) Such other documents necessary to the convey the Purchased Assets, as Buyer may reasonably request.

         9.4 DELIVERIES BY BUYER AT THE CLOSING. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following items:

                  (a) The duly executed officer's certificates referred to in Sections 7.1 and 7.2.

                  (b) The legal opinion referred to in Section 7.6.

                  (c) An assumption agreement whereby Buyer assumes the Assumed Liabilities.

                  (d) A certificate of the secretary of Buyer attesting to (i) the certificate of incorporation and by-laws of Buyer, (ii) the resolutions adopted by the board of directors of Buyer duly authorizing the execution, deliver and performance of this Agreement by Buyer and the execution and delivery by Buyer of all instruments and documents contemplated hereby, and (iii) the signatures of the officers or authorized representatives of Buyer who have been authorized on behalf of Buyer to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith.

                  (e) Good standing certificates of Buyer from the Secretaries of State of Oklahoma and Texas.

                  (f) The Closing Escrow Agreement duly executed by Buyer.

                  (g) Such other documents as Seller may reasonably request.

SECTION 10.  REMEDIES UNDER THIS AGREEMENT.

         10.1 INDEMNIFICATION BY SELLER. After the Closing, subject to the terms of this Section 10, Seller shall indemnify, hold harmless, defend and bear all costs of defending Buyer, together with its directors, officers, stockholders, employees, agents and Affiliates and its and their directors, officers, stockholders, employees, agents, and its and their successors and permitted assigns (collectively, the "Buyer Indemnified Group") from, against and with respect to any and all Damages to or against the Buyer Indemnified Group arising out of or in connection with:

                  (a) Any Excluded Liability; and

                  (b) Any breach, inaccuracy or violation of or non-performance by Seller or Manager of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement (each representation and warranty being read for this purpose without regard to any materiality standard or similar exception or qualifier contained in any such representation or warranty).

         For purposes of this Section 10.1, to the extent any claim for indemnification may be properly made pursuant to either Section 10.1(a) or
Section 10.1(b), then such claim for indemnification to such extent shall be deemed to be made pursuant to only Section 10.1(b) and not pursuant to Section 10.1(a).

         10.2 INDEMNIFICATION BY THE BUYER. After the Closing, subject to the terms of this Section 10, Buyer shall indemnify, hold harmless, defend and bear all costs of defending Seller, together with its directors, officers, stockholders, employees, agents and Affiliates, and its and their directors, officers, stockholders, employees, agents, and its and their successors and permitted assigns (collectively, the "Seller Indemnified Group") from, against and with respect to any and all Damages to or against the Seller Indemnified Group arising out of or in connection with:

                  (a) Any Assumed Liability; and

                  (b) Any breach, inaccuracy or violation of, or non-performance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement (each representation and warranty being read for this purpose without regard to any materiality standard or similar exception or qualifier contained in any such representation or warranty).

         For purposes of this Section 10.2, to the extent any claim for indemnification may be properly made pursuant to either Section 10.2(a) or
Section 10.2(b), then such claim for indemnification to such extent shall be deemed to be made pursuant to only Section 10.2(b) and not pursuant to Section 10.2(a).

         10.3 LIMITATIONS.

                  (a) No indemnification shall be required to be made by an indemnifying party under this Section 10 until the aggregate amount of the Damages incurred by the Buyer Indemnified Group or Seller Indemnified Group, as appropriate, exceeds $500,000 (the "DEDUCTIBLE"), and then indemnification shall only be required to be made by the indemnifying party to the extent of such Damages that exceed the Deductible, and the maximum aggregate liability of an indemnifying party under this Section 10 shall not exceed $5,000,000 (the "Cap"); PROVIDED, HOWEVER, that the Deductible and the Cap shall not be applicable to (i) Seller's obligation to indemnify Buyer for Excluded Liabilities, (ii) Buyer's obligation to indemnify Seller for Assumed Liabilities, (iii) the Purchase Price adjustment provided for in
         Section 2.5, (iv) a breach by Seller of its representations set forth in Section 3.1, Section 3.10 and Section 3.20, or (v) Damages resulting from fraud.

                  (b) All representations and warranties contained in this Agreement shall survive the Closing until the first anniversary thereof; provided, however, that notwithstanding the foregoing, (x) the representations and warranties contained in Section 3.1, Section 3.10,
         Section 3.20 and Section 4.1 shall survive the Closing for an unlimited duration and (y) the representations and warranties contained in
         Section 3.23 and 3.12 (as it may relate to Environmental Laws) shall survive the Closing until the third anniversary thereof (the applicable period of survival being referred to as the "Survival Period"). To the extent a claim is made within the applicable Survival Period, the indemnification obligation shall survive after the Survival Period for purposes of such claim until such claim is finally determined or settled. Each party shall be precluded from asserting claims against the other party after the Survival Period applicable to the claim sought to be asserted.

                  (c) All Damages sought by an indemnified party shall be net of any insurance proceeds received by such indemnified party.

                  (d) After Closing, the remedy set forth in this Section 10 shall be the sole and exclusive remedies available to the parties.

         10.4 NOTICE; RIGHT TO DEFEND. Each party shall give prompt written notice to the other of the assertion or commencement of any claim, demand, investigation, action, suit or other legal proceeding for which indemnity is, or may be sought hereunder; provided, however, that this notice requirement shall not apply to any claim, demand, investigation, action, suit or other legal proceeding in which the parties are litigating claims against each other. Any claim, demand, investigation, action, suit or legal proceeding brought by one party hereto against the other party hereto shall state with reasonable specificity the basis of such claim, including the Section of this

Agreement allegedly breached or inaccurate. The failure by either party hereto to give such notice to the other party hereto shall relieve such other party of its obligations under this Section 10.4 if and only to the extent that it has been prejudiced by the lack of timely and adequate notice. The indemnifying party shall have the right and obligation to assume, at is own expense, the defense or settlement of any third-party claim, demand, investigation, action, suit or other legal proceeding for which it is obligated to provide indemnity hereunder; provided, however, that the indemnifying party shall not settle or compromise any such claim, demand, investigation, action, suit or other legal proceeding without the indemnified party's prior written consent thereto, unless the terms of such settlement or compromise unconditionally discharge and release the indemnified party from any and all liabilities and obligations thereunder and do not involve a remedy other than the payment of money by the indemnifying party; and provided further that if the Damages in connection with such claim (from such claim alone or from aggregating such claim with all other Damages actually paid) will exceed the Cap, the indemnified party shall have the right to assume the defense or settlement of such claim, provided, however, that the indemnified party shall not settle or compromise such claim for any amount, all or a portion of which would be included under the Cap, without the indemnifying party's prior written consent. Notwithstanding the foregoing, the indemnifying party may not assume or control the defense if the named parties to the third party claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the indemnified party shall have the right to defend the third party claim and to employ counsel reasonably approved by the indemnifying party, and to the extent the matter is determined to be subject to indemnification hereunder, the indemnifying party shall reimburse the indemnified party for the reasonable costs of its counsel. If the indemnifying party does not assume liability for and the defense of the third party claim pursuant to this Section 10.4, the indemnified party shall have the right (i) to control the defense thereof and
(ii), if the indemnified party shall have notified the indemnifying party of the indemnified party's intention to negotiate a settlement of the third party claim (at the indemnifying party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the third party claim (at the indemnifying party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the indemnifying party shall have notified the indemnified party in writing of the indemnifying party's election to assume liability for and the defense of the third party claim pursuant to this Section 10.4 within ten days after receipt of such notice, and the indemnifying party promptly thereafter shall have taken appropriate action to implement such defense. The indemnified party shall not be entitled to settle any such third party claim pursuant to the preceding sentence without the indemnifying party's prior written consent unless the terms of such settlement includes an unconditional release of the indemnifying party by the third party claimant on account thereof. Notwithstanding the foregoing, the indemnified party at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such claim, demand, investigation, action, suit or other legal proceeding. Seller and Buyer shall cooperate fully in defending or settling any third-party claim, demand, investigation, action, suit or other legal proceeding, and the defending or settling party shall have reasonable access to the books and records and personnel of the other party that are relevant to such claim, demand, investigation, action, suit or other legal proceeding.

         10.5 CLOSING ESCROW AGREEMENT. The obligations of Seller to indemnify the Buyer Indemnified Group for Damages arising from or related to the matters described in Section 10.1 shall be secured by the Closing Escrow Amount held pursuant to the Closing Escrow Agreement but the Closing Escrow Amount shall not represent a limit on the amount of Damages for which the Buyer Indemnified Group is indemnified hereunder.

SECTION 11.  POST-CLOSING MATTERS GENERALLY.

         11.1 ONGOING COOPERATION. Seller and Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by Buyer or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Buyer or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes including, without limitation, sales taxes and sales tax audits. Buyer and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of Buyer and Seller will retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date. Buyer will provide Seller with any necessary payroll records attributable to the period prior to the Closing Date. Buyer shall cooperate with Seller to the extent reasonably necessary for Seller's preparation of its financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto.

         11.2 LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with: (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Seller, the other party will cooperate with the contesting or defending party and its counsel in such contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 10). For a period of twelve (12) months after Closing, Seller agrees to provide to Buyer from time to time any information that Seller possesses with respect to the operation of the System and Purchased Assets prior to the Closing which the Buyer reasonably requests in the future in connection with the financing efforts of Buyer and its Affiliates now or in the future or in connection with any FCC or other regulatory filing.

         11.3 FURTHER ASSURANCE. Seller and Buyer agree that, from time to time, at or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

SECTION 12.  MISCELLANEOUS PROVISIONS.

         12.1 NOTICES. Any notice, demand or other communication to be given or delivered hereunder or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given on the next Business Day after it is either: (a) delivered personally to the recipient, or (b) sent to the recipient by telecopy (receipt confirmed) or reputable overnight next day express courier service (charges prepaid). Such notices, demands and other communications will be sent to Seller and to Buyer at the addresses indicated below:

If to Buyer:               Dobson Cellular Systems, Inc.
                           13439 North Broadway Extension
                           Oklahoma City, OK  73114
                           Facsimile:  405-529-8515
                           Attention:  Everett Dobson, Chief Executive Officer

With a copy to:            Edwards & Angell, LLP
                           2800 BankBoston Plaza
                           Providence, RI 02903
                           Facsimile:  401-276-6611
                           Attention:  Joseph A. Kuzneski, Jr.

                           If to Seller or Manager:
                           c/o PCM, Inc.
                           12800 University Drive
                           Suite 500
                           Ft. Myers, FL 33907
                           Attn: Robert C. Martin
                           Facsimile No.: 941-335-1339
                           E-Mail address: bmartin@pcmgt.com


With a copy to:            Gould & Ratner
(which shall not           222 North LaSalle Street, Suite 800
constitute notice)         Chicago, IL   60601-1086
                           Attn:  Brian B. Gilbert, Esq.
                           Facsimile No.:   312/236-3241
                           E-Mail address: bgilbert@gould-ratner.com

or to such other address as either party hereto may, from time to time, designate in writing delivered in a like manner.

         12.2 AMENDMENTS. The terms, provisions, and conditions of this Agreement may not be changed, modified, or amended in any manner except by an instrument in writing duly executed by all of the parties hereto.

         12.3 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         12.4 ASSIGNMENT AND PARTIES IN INTEREST. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns. No party shall assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement or any other document or instrument executed and delivered in connection herewith without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, provided, however, that no such assignment by Buyer shall relieve Buyer of any of its liabilities or obligations hereunder and no such assignment shall be effectuated prior to Closing if, in the reasonable determination of Seller's FCC Counsel, such assignment would cause a material delay in the attainment of any FCC consents required prior to transfer of the Licenses hereunder.

         12.5 THIRD-PARTY BENEFICIARIES. Except to the extent that the Buyer Indemnified Group and the Seller Indemnified Group shall be entitled to the benefits of the indemnities set forth herein, no person not a party to this Agreement shall have any rights under this Agreement as a third-party beneficiary or otherwise.

         12.6 ANNOUNCEMENTS. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Buyer and Seller prior to the issuance thereof, provided that either party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will use its best efforts to advise the non-disclosing party prior to making such disclosure and provide the non-disclosing party an opportunity to review the proposed disclosure).

         12.7 EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement will bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         12.8 ENTIRE AGREEMENT. This Agreement, including all Exhibits and Schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, supersede and are in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to any other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in an amendment hereto executed in accordance with Section 12.2 hereof. The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         12.9 DESCRIPTIVE HEADINGS. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         12.10 COUNTERPARTS; FACSIMILE SIGNATURES. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

         12.11 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada, and any litigation concerning this Agreement or the transactions contemplated hereby or any other matters relating hereto shall be cited in the exclusive jurisdiction of a court of competent jurisdiction located in Nevada.

         12.12 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         12.13 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         12.14 COLLECTION PROCEDURES. From and after the Closing, Buyer shall have the right and authority, at its expense, to collect for its account all accounts receivable included as part of the Purchased Assets and all other items to which it is entitled as provided in this Agreement and to endorse with the name of Seller or Manager any checks or drafts received on account of any such items.

         12.15 SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event Seller and/or Manager shall fail to perform its obligations under the terms of this Agreement, money damages alone will not be adequate to compensate Buyer. The parties, therefore, agree and acknowledge that in the event Seller and/or Manager fails to perform its obligations under this Agreement prior to Closing, Buyer shall be entitled, in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.



                    BALANCE OF PAGE LEFT INTENTIONALLY BLANK

         IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the day and year first written above.


                                    SELLER:

                                    LONE STAR CELLULAR, INC.

                                    By: /s/
                                       --------------------------------
                                    Its:
                                       --------------------------------


                                    MANAGER:

                                    PCM, INC.

                                    By: /s/
                                       --------------------------------
                                    Its:
                                        -------------------------------


                                    BUYER:

                                    DOBSON CELLULAR SYSTEMS, INC.

                                    By: /s/
                                       --------------------------------
                                    Its:
                                        -------------------------------